Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

(In thousands, except share and per share amounts or unless noted otherwise)

The following discussion should be read in conjunction with the consolidated financial statements for the years ended December 31, 2005, 2004 and 2003, included in this Form 8-K.

OVERVIEW

Restatement

In late December of 2004, we became aware of improprieties in our Bolivian subsidiary related to assessment of certain Bolivian taxes and allegations that the subsidiary had filed improper tax returns. Upon learning of the tax assessment and alleged improprieties, we commenced an initial investigation into the matter and notified the Audit Committee of the Board of Directors, which retained independent counsel, who in turn retained forensic accountants, and began an independent investigation. Concurrent with the Audit Committee’s investigation, we initiated our own review of our accounting. This review focused primarily on our international activities supervised by the former President of Willbros International, Inc. (“WII”), our primary international subsidiary, but also included other areas of our accounting activities.

As a result of the investigations and our accounting review, we determined that several members of the senior management of WII and its subsidiaries collaborated to misappropriate assets from the Company and cover up such activity. It was determined that the Bolivian subsidiary had in fact filed improper tax returns, or failed to file returns, at the direction of Mr. Tillery, the former President of WII. The investigation also determined that Mr. Tillery, in collusion with several members of the management of the international subsidiaries, was involved in a pattern of improper activities, primarily in our Nigerian subsidiaries, which was specifically contrary to established Company policies, internal controls and possibly the laws of several countries, including the United States. These improper activities significantly impacted our previously issued consolidated financial statements, resulting in the restatement of such consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002 and for the first, second and third fiscal quarters of 2004 and 2003. These restated financial statements were included in our consolidated financial statements filed with the annual report on Form 10-K for 2004.

Financial statement adjustments resulting from the misconduct of certain members of the international subsidiaries management had a negative impact on our consolidated cumulative earnings (loss) through December 31, 2003 of approximately ($13,307). The impact on our consolidated cumulative earnings (loss) through December 31, 2003 for other accounting errors noted above decreased earnings by approximately ($5). The total impact on consolidated cumulative earnings (loss) of all financial statement adjustments through December 31, 2003 was approximately ($13,312). The total impact on the consolidated earnings (loss) for the first three fiscal quarters of 2004 was approximately ($6,077), with the impact attributable to misconduct in the international operations being approximately ($6,629) of the total.

2005 General

We derive our revenue from providing engineering, construction, specialty services and development activities to the oil, gas and power industries and government entities worldwide. In 2005, our revenue was primarily generated from operations in Canada, Nigeria, Oman, and the United States. We obtain contracts for our work primarily by competitive bidding or through negotiations with long-standing or prospective clients. Our contracts have durations from a few weeks to several months or in some cases more than a year.

We continue to believe the fundamentals supporting the demand for engineering and construction services for the oil, gas and power industries indicate that the market for our services will be strong for the next two to five years. Many positive developments reinforce our view. Capital spending for the exploration and production sector of the energy industry is expected to exceed $235 billion in 2006, a 15 percent increase over comparable expenditures in 2005. In the oil sands region of western Canada forecast capital expenditures on new bitumen production and processing facilities are expected to exceed C$100 billion through 2015, as production levels are increased from approximately one million barrels per day presently to more than three million barrels per day in 2015. We also believe new initiatives announced by the Mexican government to increase production and to expand pipeline infrastructure make that market attractive for our engineering and construction services after the 2006 national elections are completed. In the United States, new gas production in the Rocky Mountain region has generated new plans for gas pipelines to the West, Midwest and East Coast. The move towards LNG is also expected to bring more opportunities to Willbros, both in North America and in other producing/exporting countries.

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The engineering market in North America has become capacity constrained, and we are being more selective, accepting assignments that offer higher margins and position us for EPC assignments. We believe this heightened engineering activity is the precursor to higher levels of construction activity in North America. Our discussions with potential customers regarding pipeline and station construction projects in North America, coupled with the increase in engineering assignments, support our belief that activity in North America should increase in 2006 and 2007.

In Nigeria, attacks on oil installations and the kidnapping of oil workers in the Niger Delta have escalated with the emergence of a group calling itself MEND. The crux of the Niger Delta conflict is the escalation of a longstanding troubled relationship between the Federal Government of Nigeria and the oil producing communities in the Niger Delta region, with the latter asserting that historically there has been inequitable sharing of Niger Delta oil revenues. Some production operations in the Western Delta area are now shut in, having had the combined effect of elevating oil prices and interrupting or delaying projects we have underway in that market. We are in negotiations with our clients in Nigeria to address these heightened security concerns and to mitigate the commercial impacts on us of these recent events in Nigeria. While our clients have demonstrated an appreciation of our problems and a willingness to work with us on this combination of security concerns and commercial issues, the outcome of those negotiations is still uncertain, as is their ultimate effect on our revenue, operating results and cash flow. However, to date these events have had a negative impact on our revenue, operating results and cash flow, and it is likely this negative impact will continue in the near term.

Given the risk profiles in some of our major markets, such as Latin America and West Africa, combined with the expanding opportunities in many of our other markets and the increased capital requirements the Company believes will be required to participate in the major expansion of the U.S. and international pipeline grid, the Company continues to engage investment bankers to assist in the evaluation of the Company’s strategic alternatives. These alternatives could include equity or debt financings as well as transactions that could result in the sale of all or a portion of the Company.

The remainder of Management’s Discussion and Analysis of Financial Condition and Results of Operations contains references to only continuing operations unless noted otherwise. Information on discontinued operations for TXP-4 Plant, Venezuela and Nigeria is available in Note 2 “Discontinuance of Operations and Asset Disposal” in the Notes to Consolidated Financial Statements in Exhibit 99.3 of this Form 8-K.

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Financial Summary

For the year ended December 31, 2005, we incurred a net loss from continuing operations of $30,461 or $1.43 per share on revenue of $294,479. This compares to net income from continuing operations of $6,296 or $0.30 per share on revenue of $272,794 in 2004.

Our 2005 revenue was up 7.9 percent from 2004, primarily driven by improving market conditions in the United States & Canada business segment. (See Note 15 “Segment Information” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K for additional information regarding segment reporting.) Following are the key components of the increase in revenue:

•	Commencement of work on new engineering and pipeline construction projects in the United States;

•	Expansion of work relating to maintenance and fabrication contracts in the Canadian oil sands;

•	Partially offset by work completed in 2004 in Iraq, Oman, Bolivia and Ecuador.

Contract income for 2005 decreased $22,030 to $28,407 from $50,437 in 2004, and contract margin decreased to 9.6 percent in 2005 from 18.5 percent in 2004. Our operations for 2005 generated lower contract margin than expected due to start-up costs associated with a new fabrication facility and cost overruns in Canada, and interruptions of work in progress in the United States by Hurricanes Katrina and Rita. These lower contract margins were partially offset by higher contract margins on certain engineering and pipeline construction projects in the United States. In addition, contract income in 2004 was positively impacted by the $6,308 settlement of the claim on the Transierra Project in Bolivia and the high margin work that was performed in Iraq.

General and Administrative (“G&A”) expense increased $9,825 to $42,350 in 2005 from $32,525 in 2004. The increase in G&A included increases in external legal and accounting costs related primarily to the ongoing support for the class action lawsuits, the DOJ and SEC investigations, and the audit of the 2004 financial statements including the restatement of the first three quarters of 2004 and prior years. G&A expense was also higher in Canada due to increased activity.

The provision for income taxes in 2005 increased $2,695 compared to 2004. This increase in the income tax provision is a direct result of: (1) increased taxable income in jurisdictions where taxes are calculated on pretax income; (2) losses incurred in foreign jurisdictions that we were unable to recognize the benefit from or use to offset taxable income in other jurisdictions; (3) an increase in the deferred tax asset valuations allowance; and (4) a reduction in taxable income in foreign jurisdictions with low or zero effective tax rates.

In 2005, our cash and cash equivalents decreased $17,234 to $55,933 from $73,167, and our long-term debt increased to $138,020 in 2005 from $73,495 in 2004. These changes were primarily due to the following:

•	Proceeds from issuance of $65,000 of 6.5% Senior Convertible Notes due 2012;

•	$34,631 of cash used by continuing operating activities primarily attributable to low contract margin and increased G&A expense; and

•	Investment of $18,706 in capital assets associated with the expansion of our operations and fabrication facilities in Canada and the normal replacement of our equipment.

In December 2005, we issued $65,000 of 6.5% Senior Convertible Notes (the “6.5% Notes”) in a private placement. During the first quarter of 2006, the initial purchasers of the 6.5% Notes exercised their option to purchase an additional $19,500 of the 6.5% Notes bringing the aggregate principal amount of the private placement to $84,500. The net proceeds of the offering were used to retire existing indebtedness and provide additional liquidity to support working capital needs for our current level of operations. During 2004 and through the period ended June 14, 2006, the Company entered into various amendments and waivers of the 2004 Credit Facility with the syndicated bank group regarding its non-compliance with certain financial and non-financial covenants in the 2004 Credit Facility. Among other things, the amendments provided that (1) certain financial covenants and reporting obligations were waived and/or modified to reflect the Company’s current and anticipated future operating performance, (2) the ultimate reduction of the facility to $70,000 for issuance of letter of credit obligations only, and (3) a requirement for the Company to maintain a minimum cash balance of $15,000. (See the related discussion in this Item 7 under “Liquidity and Capital Resources”).

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CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Revenue Recognition; Percentage-of-Completion Method

A number of factors relating to our business affect the recognition of contract revenue. Revenue from fixed-price construction and engineering contracts is recognized on the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, and the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics, may affect the progress of a project’s completion and thus the timing of revenue recognition. We do not recognize income on a fixed-price contract until the contract is approximately 5 percent to 10 percent complete, depending upon the nature of the contract. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined. Also included in contract costs and recognized income not yet billed on uncompleted contracts are amounts we intend to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (unapproved change orders). These amounts are recorded at their estimated net realizable value when realization is probable and can be reasonably estimated. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded unapproved change orders may be made in the near-term. If we do not successfully resolve these matters, a net expense (recorded as a reduction in revenues), may be required, in addition to amounts that have been previously provided for. Revenue from unit-price and time and material contracts is recognized as earned. We believe that our operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.

All U.S. government contracts and many of our other contracts provide for termination of the contract for the convenience of the client. In the event a contract would be terminated at the convenience of the client prior to completion, we will typically be compensated for progress up to the time of termination and any termination costs. Many contracts are subject to certain completion schedule requirements which require us to pay liquidated damages in the event schedules are not met as the result of circumstances that are within our control. In addition, some contracts provide for bonus payments to us for early completion of the project and/or attainment of specified safety goals.

Income Taxes

The determination of our tax provision is complex due to our operations in tax jurisdictions outside the United States, which may be subject to certain risks which ordinarily would not be expected in the United States. Tax regimes in certain jurisdictions are subject to significant changes which may be applied on a retroactive basis. If this were to occur, our tax expense could be materially different than the amounts reported. Furthermore, in determining the valuation allowance related to deferred tax assets, we estimate taxable income into the future and determine the magnitude of deferred tax assets which are more likely than not to be realized. Future taxable income could be materially different than amounts estimated, in which case the valuation allowance would need to be adjusted.

Joint Venture Accounting

From time to time, we seek one or more joint venture partners when a project requires local content, equipment, manpower or other resources beyond those we have available to complete work in a timely and efficient manner or when we wish to share risk on a particularly large project. We have investments, ranging from 10 percent to 50 percent, in joint ventures that operate in similar lines of business as ours. Investments include a 50 percent interest in a joint venture for work in Africa in 2003. Our interest in this unconsolidated venture was accounted for under the equity method in the consolidated balance sheets and on a proportionate consolidation basis in the consolidated statements of operations. This presentation is consistent with construction industry practice. Alternatively, if we were to account for this interest using the equity method in the consolidated statement of operations, revenue and contract cost would be materially lower; however, net income would not change.

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SIGNIFICANT BUSINESS DEVELOPMENTS

During 2005, we were awarded multiple projects valued at approximately $490,000. Significant project awards announced during the year were as follows:

•	Willbros Mt. West, with offices in Fruita, Colorado, was awarded an EPC contract by Cheyenne Plains Gas Pipeline Co. for its Sand Dune Amine Gas Processing Plant located in Kiowa County, Kansas. The plant is designed to process 110 mmscfd of natural gas to be carried on the Cheyenne Plains Gas Pipeline and was completed in the fourth quarter 2005. Willbros Mt. West was also awarded a contract by Kinder Morgan for works associated with its East Line Expansion project. The contract for construction services encompasses all civil, electrical and mechanical works supporting the installation of nine tanks, 50,000 bbl to 80,000 bbl each, and ancillary equipment for a grassroots breakout tank farm near El Paso, Texas; additions and improvements at two existing terminals near Phoenix and Tucson, Arizona; additional capacity at one existing pump station and demolition at two others located in Texas, New Mexico and Arizona. The project is scheduled for completion in 2006. Additionally, Willbros Mt. West was awarded a contract in the Rocky Mountain region by Encana Gas Gathering for the Middle Fork Compressor Station, a field booster station to include three field boosters, liquid collection facilities and ancillary equipment. This project was completed in late 2005.

•	Willbros RPI, Inc. (“Willbros RPI”), Houston, Texas, was awarded a contract by Enterprise Products for the construction of 22 miles of liquids pipeline from the BP refinery in Texas City, Texas to an interconnection near Friendswood, Texas with an existing Enterprise pipeline, which will transport the natural gas liquids to Mont Belvieu for further fractionation. The project commenced in May and was completed in August 2005. Energy Transfer awarded Willbros RPI a contract for construction of a grass roots compressor station in Texas.

•	Willbros MSI Canada Inc. (“Willbros Canada”) was awarded a follow-on five-year maintenance contract for the removal and replacement of slurry pipelines for the bitumen operations at the Mildred Lake and Aurora Projects by Syncrude Canada Ltd. The contract will run through June 2009. Willbros Canada was also awarded a four-year contract by Canadian Natural Resources Limited (“CNRL”) to provide procurement and construction services for pipelines and facilities associated with CNRL’s Horizon Oil Sands Project. The contract calls for services to be provided from June 2005 through June 2009. Willbros Canada was also awarded a site services contract for piping and utilities installation at this project.

•	Willbros Government Services, Inc. was awarded a contract by the Defense Energy Support Center (DESC) to design, build, own, and operate an automated fuel dispensing facility at Fort Campbell, Kentucky. The five-year contract contains options for three additional five-year periods. The facility will provide petroleum products and services to government vehicles. This award is Willbros’ fifth such contract.

During the first quarter of 2006, we were awarded multiple significant projects valued in excess of $175,000 as follows:

•	Willbros Canada was awarded a contract for the fabrication of process modules by CNRL. The modules will be fabricated in Edmonton, Alberta at Willbros Canada’s new 90,000 square foot fabrication facility, which was readied for service during 2005. The contract will run through the third quarter of 2006 and anticipates the follow-on services to erect, install and commission the modules at CNRL’s Horizon Oil Sands Project.

•	Willbros RPI was awarded a project for the installation of 22 miles of 42-inch natural gas pipeline in Texas for Energy Transfer Corporation. Willbros RPI was also awarded a contract for the installation of 74 miles of 24-inch products pipeline in the Southeastern United States and the relocation of two natural gas processing plants in North Texas and Oklahoma.

•	Willbros Engineers, Inc. (“WEI”), Tulsa, Oklahoma was awarded several significant engineering contracts for confidential projects.

•	The Oman Construction Company (“TOCO”), Muscat, Oman, was awarded an engineering, procurement and construction project for the design and installation of a 104 kilometer, 18-inch natural gas condensate pipeline and an 80 kilometer, 36-inch natural gas pipeline in the Kauther area of Oman. The project is in its initial stage with completion anticipated in the third quarter of 2007.

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OTHER FINANCIAL MEASURES

Backlog

In our industry, backlog is considered an indicator of potential future performance because it represents a portion of the future revenue stream. Our strategy is not focused solely on backlog additions but, rather, on capturing quality backlog with margins commensurate with the risks associated with a given project.

Backlog consists of anticipated revenue from the uncompleted portions of existing contracts and contracts whose award is reasonably assured. At December 31, 2005, total backlog was $816,355 compared to $660,932 at December 31, 2004. Backlog for continuing operations at December 31, 2005 and 2004 was $240,373 and $73,343, respectively, a 228% increase. We believe the backlog figures are firm, subject only to the cancellation and modification provisions contained in various contracts. We expect that approximately $673,000 or about 82%, of our existing total backlog at December 31, 2005, will be recognized in revenue during 2006. Historically, a substantial amount of our revenue in a given year has not been in our backlog at the beginning of that year. Additionally, due to the short duration of many jobs, revenue associated with jobs performed within a reporting period will not be reflected in backlog. We generate revenue from numerous sources, including contracts of long or short duration entered into during a year as well as from various contractual processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas. These revenue sources are not added to backlog until realization is assured.

The following table shows our total backlog by operating segment and geographic region as of December 31, 2005 and 2004:

	2005		2004
	Amount	Percent	Amount	Percent
	(Dollar amounts in thousands)
Backlog
United States & Canada
Canada	$156,935	65%	$22,603	31%
United States	36,242	15	48,240	66

	193,177	80	70,843	97

International
Middle East	47,196	20	2,500	3

Total, continuing operations	240,373	100%	73,343	100%

Discontinued operations	575,982		587,589

Total backlog	$816,355		$660,932

EBITDA

We use EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of our overall assessment of financial performance by comparing EBITDA between accounting periods. We believe that EBITDA is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in businesses similar to ours. EBITDA from continuing operations for 2005 was ($13,201) as compared to $17,525 in 2004. The $30,726 decrease in EBITDA is primarily the result of:

•	Decreased contract income of $22,030 due to the increase in contract cost in 2005 over 2004, and

•	Increased G & A expense of $9,825.

A reconciliation of EBITDA from continuing operations to GAAP financial information can be found in Item 6 “Selected Financial Data” of this Form 8-K.

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RESULTS OF OPERATIONS

Our contract revenue and contract costs are significantly impacted by the capital budgets of our clients and the timing and location of development projects in the oil, gas and power industries worldwide. Contract revenue and cost variations by country from year-to-year are the result of entering and exiting work countries; the execution of new contract awards; the completion of contracts; and the overall level of activity related to our services.

FISCAL YEAR ENDED DECEMBER 31, 2005

COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2004

Contract Revenue

Contract revenue increased $21,685 (7.9 percent) to $294,479 in 2005 from $272,794 in 2004.

	Contract Revenue - Year Ended December 31,
	2005	2004	Increase (Decrease)	Percent Change
United States & Canada	$269,006	$171,578	$97,428	56.8%
International	25,473	101,216	(75,743)	(74.8)%

Total contract revenue	$294,479	$272,794	$21,685	7.9%

United States & Canada revenue increased $97,428 (56.8 percent) in 2005 to $269,006 from $171,578 in 2004 primarily as a result of work on new engineering and pipeline construction projects in the United States and continuation of work relating to maintenance and fabrication contracts in the Canadian oil sands.

International revenue decreased by $75,743 (74.8 percent) primarily as a result of declines in Iraq, Bolivia and Ecuador as significant projects in these countries were completed or closed out during 2004. Additionally, we experienced a lower level of activity in Oman in 2005 as compared to 2004.

Contract Income

Contract income decreased $22,030 (43.7 percent) to $28,407 in 2005 from $50,437 in 2004. Variations in contract costs by country were closely related to the variations in contract revenue.

	Contract Income - Year Ended December 31,
	2005	% of Revenue	2004	% of Revenue	Increase (Decrease)	Percent Change
United States & Canada	$26,535	9.9%	$19,319	11.3%	$7,216	37.4%
International	1,872	7.3%	31,118	30.7%	(29,246)	(94.0)%

Total contract income	$28,407	9.6%	$50,437	18.5%	$(22,030)	(43.7)%

United States & Canada contract income increased $7,216 primarily due to increased revenue in the segment while contract margin percent declined by 1.4 percentage points. The decline in the contract margin percent is due to lower contract margin in Canada due to start-up costs associated with the new fabrication facility and costs overruns on certain construction projects. These declines in contract margin were partially offset by higher contract margins on engineering and pipeline construction projects in the United States.

International contract income decreased $29,246 primarily due to declines in contract income in Iraq, Bolivia and Ecuador as projects in these countries were completed or closed out in 2004. The decline in the contract margin percent resulted from the high margin recognized from the completed 2004 Iraq project and the 2004 benefit from the Bolivia Transierra Project claim settlement.

Other Operating Expense

Depreciation and amortization increased $1,912 (19.6 percent) to $11,688 in 2005 due to 2005 capital expenditures of $18,706 and a full year’s depreciation on the new world-wide information technology system. United States & Canada depreciation and amortization increased to $8,973 from $6,911, or 29.8 percent. International depreciation decreased to $2,715 from $2,865, or 5.2 percent.

99.2-7

G&A expense increased $9,825 (30.2 percent) to $42,350 in 2005 compared to $32,525 in 2004. The increase in G&A included increases in external legal and accounting costs related primarily to the ongoing support for the class action lawsuits, the DOJ and SEC investigations, and the audit of the 2004 financial statements including the restatement of the first three quarters of 2004 and prior years. G&A expense was also higher in Canada due to increased activity in that market. United States & Canada G&A decreased to $20,510 in 2005 from $22,449 in 2004. International G&A increased to $21,840 in 2005 compared to $10,076 in 2004.

Net Interest Expense

Interest expense, including amortization of debt issue cost, increased $2,133 to an expense of $5,481 in 2005 from an expense of $3,348 in 2004 due primarily to the write-off of debt restructuring cost of $1,203 and higher debt levels during 2005 versus 2004. Interest expense is expected to increase in 2006 due to higher debt levels as a result of the $65,000 of 6.5% Senior Convertible Notes issued on December 22, 2005. Interest income increased $709 to $1,577 in 2005 compared to $868 in 2004, as a result of an overall increase in invested funds in 2005 as compared to 2004.

Provision for Income Taxes

The provision for income taxes in 2005 increased $2,695 compared to 2004. This increase in the income tax provision is a direct result of (1) increased taxable income in jurisdictions where taxes are calculated on pretax income; (2) losses incurred in foreign jurisdictions that we were unable to recognize the benefit from or use to offset taxable income in other jurisdictions; (3) an increase in the deferred tax asset valuations allowance; and (4) a reduction in taxable income in foreign jurisdictions with low or zero effective tax rates.

Loss From Discontinued Operations

The loss from discontinued operations decreased $18,792 from a loss of $27,111 in 2004 to a loss of $8,319 in 2005. The reduction in the loss from discontinued operations is due to a $212,791 increase in revenue attributable entirely to our Nigerian operations and a 6.8 percentage point increase in contract margin.

FISCAL YEAR ENDED DECEMBER 31, 2004

COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2003

Contract Revenue

Contract revenue increased $1,773 (0.7 percent) to $272,794 in 2004 from $271,021 in 2003.

	Contract Revenue - Year Ended December 31,
	2004	2003	Increase (Decrease)	Percent Change
United States & Canada	$171,578	$154,332	$17,246	11.2%
International	101,216	116,689	(15,473)	(13.3)%

Total contract revenue	$272,794	$271,021	$1,773	0.7%

United States & Canada revenue increased $17,246 (11.2 percent) in 2004 to $171,578, from $154,332 in 2003. The primary reason for the increase in 2004 was the expanded Albian Sands maintenance contract in Canada of approximately $8,766.

International revenue decreased by $15,473 (13.3 percent) primarily as the result of the completion of the Chad-Cameroon Pipeline Project in 2003. The completion of the Chad-Cameroon Pipeline resulted in a $61,269 decrease in contract revenue for 2004 as compared to 2003. This decrease in revenue was partially offset by increased revenue associated with our Iraq contract of $43,972 as compared to revenue earned under this contract in 2003.

99.2-8

Contract Income

Contract income increased $29,519 (141.1 percent) to $50,437 in 2004 from $20,918 in 2003. Variations in contract costs by country were closely related to the variations in contract revenue.

	Contract Income - Year Ended December 31,
	2004	% of Revenue	2003	% of Revenue	Increase (Decrease)	Percent Change
United States & Canada	$19,319	11.3%	$3,562	2.3%	$15,757	442.4%
International	31,118	30.7%	17,356	14.9%	13,762	79.3%

Total contract income	$50,437	18.5%	$20,918	7.7%	$29,519	141.1%

United States & Canada contract income increased $15,757 in 2004 as margins improved significantly from 2003 on engineering and construction activity. Two factors resulted in this improvement in the margins. First, our construction projects in the United States were not as negatively impacted by weather in 2004 as they had been in 2003. Second, our revenue in 2004 was up over 2003, which resulted in increased contract income, as our indirect contract costs were allocated over a greater revenue base thereby increasing the segment’s overall contract margin.

International contract income increased $13,762 to $31,118 in 2004 as compared to $17,356 in 2003. The 79.3 percent increase in contract income was due to a 15.8 percentage point increase in contract margin in this segment. The claim settlement in 2004 on the Transierra Project positively impacted contract income by $6,308 and improved contract margin by 6.3 percentage points. The balance of the improvement in contract margin in 2004 over 2003 is the impact the high margin work performed in Iraq which accounted for 53.7 percent of the segment revenue in 2004 versus 8.6 percent in 2003.

Other Operating Expense

Depreciation and amortization decreased $102 (1.0 percent) in 2004 due to the acquisition of capital equipment of $15,733 in 2004 and a change in the mix of assets and depreciable lives of our property, plant and equipment. United States & Canada depreciation and amortization increased from $6,843 to $6,911 or 1.0 percent. International depreciation decreased from $3,035 to $2,865 (5.6 percent).

G&A expense increased $4,231 (15.0 percent) to $32,525 in 2004 compared to $28,294 in 2003. The increase is a result of more resources dedicated to bidding, estimating, and supporting existing projects, regulatory compliance, litigation costs, and the implementation of a new accounting system. United States & Canada G&A increased from $22,359 to $22,449. International G&A increased from $5,935 to $10,076.

Net Interest Expense

Interest expense, including amortization of debt issue cost, increased $2,232 to an expense of $3,348 in 2004 from an expense of $1,116 in 2003. This increase is a direct result of interest on the $70,000 of 2.75% Convertible Senior Notes issued in the first quarter of 2004. Interest income increased $270 in 2004 as compared to 2003 as a result of an overall increase in invested funds in 2004 as compared to 2003.

Provision for Income Taxes

The provision for income taxes in 2004 increased $7,699 compared to 2003. This increase in the income tax provision is a direct result of the $24,006 improvement in income (loss) from continuing operations before income taxes in 2004 from 2003. Our consolidated effective tax rate for 2004 was a benefit of 19.5 percent. This was primarily due to the following: (1) income in foreign jurisdictions with low or zero effective tax rates; and (2) a reduction in the deferred tax asset valuation allowance.

Loss From Discontinued Operations

The loss from discontinued operations increased from $906 in 2003 to $27,111 in 2004. The increase in the loss from discontinued operations is due primarily as a result of a 7.4 percentage point decrease in contract margin. Additionally, the discontinued operations incurred a higher effective income tax rate in 2004 as compared to 2003. The higher effective income tax rate is the result of the Nigerian tax regime which calculates income taxes based upon revenue versus pre-tax income.

99.2-9

LIQUIDITY AND CAPITAL RESOURCES

Capital Requirements

Our primary requirements for capital are to acquire, upgrade and maintain equipment, provide working capital for current projects, finance the mobilization of employees and equipment to new projects, establish a presence in countries where we perceive growth opportunities and finance the possible acquisition of new businesses and equity investments. Historically, we have met these capital requirements primarily from operating cash flows, borrowings under our credit facility, and debt and equity financings.

Working Capital

Cash and cash equivalents decreased $17,234 to $55,933 at December 31, 2005, from $73,167 at December 31, 2004. The decrease is primarily the net result of investment of $38,888, including $20,182 in discontinued operations, in capital assets associated with the expansion of our fabrication facilities in Nigeria and Canada, the implementation of a new information technology system in the United States and Canada, and the normal replacement of our equipment, cash used in operations of $37,117 and $6,405 paid on a capital lease, partially offset by $65,000 received from the sale of the 6.5% Notes.

Working capital increased $8,070 (7.4%) to $116,713 at December 31, 2005 from $108,643 at December 31, 2004. The increase was primarily attributable to an increase in accounts receivable and contract cost and recognized income not yet billed of $34,218, increases in parts and supplies inventories and prepaid expenses of $3,930, and an increase in net assets of discontinued operations of $4,979, partially offset by a net increase in current liabilities of $17,823 and the reduction in cash of $17,234.

We believe the anticipated increase in revenue, a focus on reducing working capital requirements, and more stringent criteria in our analysis in the area of capital asset additions will improve cash flow from operations in 2006.

2.75% Convertible Senior Notes

On March 12, 2004, we completed a primary offering of $60,000 of 2.75% Convertible Senior Notes (the “2.75% Notes”). On April 13, 2004, the initial purchasers of the 2.75% Notes exercised their option to purchase an additional $10,000 aggregate principal amount of the notes. Collectively, the primary offering and purchase option of the 2.75% Notes totaled $70,000. The 2.75% Notes are general senior unsecured obligations. Interest is paid semi-annually on March 15 and September 15 and payments began on September 15, 2004. The 2.75% Notes mature on March 15, 2024 unless the notes are repurchased, redeemed or converted earlier. We may redeem the 2.75% Notes for cash on or after March 15, 2011, at 100 percent of the principal amount of the notes plus accrued interest. The holders of the 2.75% Notes have the right to require us to purchase the 2.75% Notes, including unpaid interest, on March 15, 2011, 2014, and 2019 or upon a change of control related event. On March 15, 2011 or upon a change in control event, we must pay the purchase price in cash. On March 15, 2014 and 2019, we have the option of providing our common stock in lieu of cash or a combination of common stock and cash to fund purchases. The holders of the 2.75% Notes may, under certain circumstances, convert the notes into shares of our common stock at an initial conversion ratio of 51.3611 shares of common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $19.47 per share resulting in 3,595,277 shares at December 31, 2005). The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of our common stock exceeds 120 percent of the then current conversion price, or $23.36 per share, based on the initial conversion price.

On June 10, 2005, we received a letter from a law firm representing an investor claiming to be the owner of in excess of 25 percent of the 2.75% Notes asserting that, as a result of our failure to timely file with the SEC our 2004 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, it was placing us on notice of an event of default under the indenture dated as of March 12, 2004 between us, as issuer, and JPMorgan Chase Bank, N.A., as trustee (the “Indenture”), which governs the 2.75% Notes. We responded that we did not believe we had failed to perform our obligations under the relevant provisions of the Indenture referenced in the letter. On August 19, 2005, we entered into a settlement agreement with the beneficial owner of the 2.75% Notes on behalf of whom the notice of default was sent, pursuant to which we agreed to use commercially reasonable efforts to solicit the requisite vote to approve an amendment to the Indenture (the “Indenture Amendment”). We obtained the requisite vote and on September 22, 2005, the Indenture Amendment became effective.

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The Indenture Amendment extends the initial date on or after which the 2.75% Notes may be redeemed by us to March 15, 2013 from March 15, 2011. In addition, a new provision was added to the Indenture under which we are required, in the event of a “fundamental change” which is a change of control event in which 10 percent or more of the consideration in the transaction consists of “cash,” to make a “coupon make-whole payment” equal to the present value (discounted at the U.S. treasury rate) of the lesser of (a) two years of scheduled payments of interest on the 2.75% Notes or (b) all scheduled interest on the 2.75% Notes from the date of the transaction through March 15, 2013.

6.5% Senior Convertible Notes

On December 22, 2005, we entered into a purchase agreement (the “Purchase Agreement”) for a private placement of $65,000 aggregate principal amount of our 6.5% Senior Convertible Notes due 2012. The private placement closed on December 23, 2005. The net proceeds of the offering were used to retire existing indebtedness and provide additional liquidity to support working capital needs for our current level of operations. During the first quarter of 2006, the initial purchasers of the 6.5% Notes exercised their option to purchase an additional $19,500 of the 6.5% Notes bringing the aggregate principal amount of the private placement to $84,500. The 6.5% Notes are general senior unsecured obligations. Interest is to be paid semi-annually on June 15 and December 15, beginning June 15, 2006.

The 6.5% Notes are convertible into shares of our common stock at a conversion rate of 56.9606 shares of common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $17.56 per share resulting in 3,702,439 shares at December 31, 2005), subject to adjustment in certain circumstances.

2004 Credit Facility

On March 12, 2004, the existing $125,000 June 2002 credit agreement was amended, restated and increased to $150,000 (the “2004 Credit Facility”). The 2004 Credit Facility matures on March 12, 2007. The 2004 Credit Facility may be used for standby and commercial letters of credit, borrowings or a combination thereof. Borrowings are limited to the lesser of 40 percent of the borrowing base or $30,000 and are payable at termination on March 12, 2007. Interest is payable quarterly at a base rate plus a margin ranging from 0.75 percent to 2.00 percent or on a Eurodollar rate plus a margin ranging from 1.75 percent to 3.00 percent. The 2004 Credit Facility is collateralized by substantially all of our assets, including stock of our principal subsidiaries, prohibits the payment of cash dividends and requires us to maintain certain financial ratios. The borrowing base is calculated using varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed, property, plant and equipment, and spare parts.

As of December 31, 2005, there were no borrowings under the 2004 Credit Facility and there were $54,928 in outstanding letters of credit. Letters of credit reduce the availability on the facility by 75 percent of their amount outstanding; however, the total value of letters of credit outstanding may not exceed $70,000 (see “2004 Credit Facility Waivers” below).

2004 Credit Facility Waivers

For the quarter ended June 30, 2004, due to our operating results and EBITDA levels, an Amendment and Waiver Agreement (the “Waiver Agreement”) was obtained from the syndicated bank group to waive non-compliance with a financial covenant to the 2004 Credit Facility at June 30, 2004 and to amend certain financial covenants. The Waiver Agreement provides for an amendment of certain quarterly financial covenants and the multiple of EBITDA calculation with respect to the borrowing base determination through September 30, 2005.

In January 2005, we obtained a Consent and Waiver from our syndicated bank group, covering a period through June 29, 2005, waiving certain defaults and covenants which related to the filing of tax returns, the payment of taxes when due, tax liens and legal proceedings against the Company related to a tax assessment in Bolivia. Additional Consent and Waivers were obtained from the syndicated bank group as of April 8 and June 13, 2005 with respect to these defaults and non-compliance with certain financial covenants.

On July 19, 2005, we entered into a Second Amendment and Waiver Agreement (“Waiver Amendment”) of the 2004 Credit Facility with the bank group to obtain continuing waivers regarding non-compliance with certain financial and non-financial covenants in the 2004 Credit Facility. Under the terms of the Waiver Amendment, the total credit availability under the 2004 Credit Facility was reduced to $100,000 as of the effective date of the Waiver Amendment. Subject to certain conditions, the bank group agreed to

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permanently waive all existing and probable technical defaults under the 2004 Credit Facility as long as we submitted year-end 2004 financial statements and interim financial statements for the quarters ended March 31 and June 30, 2005 by September 30, 2005. These conditions relate primarily to submissions of various financial statements and other financial and borrowing base related information.

The Waiver Amendment also modified certain of the ongoing financial covenants under the 2004 Credit Facility and established a requirement that we maintain a minimum cash balance of $15,000. Until such time as the waiver became permanent, we had certain additional reporting requirements, including periodic cash balance reporting. In addition, the Waiver Amendment prohibited us from borrowing cash under the 2004 Credit Facility until the waiver became permanent. We were unable to submit the referenced statements by September 30, 2005; therefore, the waiver did not become permanent.

During the period from November 23, 2005 to June 14, 2006, we entered into four additional amendments and waivers to the 2004 Credit Facility with our syndicated bank group to waive non-compliance with certain financial and non-financial covenants. Among other things, the amendments provided that (1) certain financial covenants and reporting obligations were waived and/or modified to reflect our current and anticipated future operating performance, (2) the ultimate reduction of the facility to $70,000 for issuance of letter of credit obligations only, and (3) a requirement to maintain a minimum cash balance of $15,000.

Liquidity

We believe that cash flows from operations and the net proceeds from the 6.5% Notes offering and the sale of the TXP-4 Plant will be sufficient to finance working capital and capital expenditures for our normal ongoing operations at our present level of activity. Capital expenditures for equipment in 2006 are estimated at $25,000. We believe that while there are numerous factors that could and will have an impact on our cash flow, both positively and negatively, the vast majority of which, should they occur, could be funded from our future operations, existing cash balances and the net proceeds from the 6.5% Notes offering and the sale of the TXP-4 Plant. We are in the process of obtaining a new credit facility to replace the 2004 Credit Facility that expires March 12, 2007.

However, since February 18, 2006, attacks on oil installations and the kidnapping of oil workers in the Niger Delta have escalated with the emergence of a group calling itself MEND. Some production operations in the Western Delta area are now shut in, having had the combined effect of elevating oil prices and interrupting or delaying projects we have underway in that market. We are in negotiations with our clients in Nigeria to address these heightened security concerns and to mitigate the commercial impacts on us from these recent events in Nigeria. While our clients have demonstrated an appreciation of our problems and a willingness to work with us on this combination of security concerns and commercial issues, the outcome of those negotiations is still uncertain as is their ultimate effect on our revenue, operating results and our cash flow. However, to date these events have had a negative impact on our revenue, operating results and cash flow, and it is likely this negative impact will continue in the near term. In addition, should the DOJ, SEC, or OFAC, as a result of their investigation, criminally charge the Company or otherwise levy material civil and/or criminal fines or penalties against the Company or the Company is unable to obtain a new credit facility to replace the 2004 Credit Facility, these events could have a material adverse effect on the Company’s liquidity and operations. For a discussion of these and other events which could cause actual results to differ from our expectations and a discussion of risk factors that could impact cash flow, please refer to the section entitled “Risk Factors” contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 and in our other SEC reports that we file from time to time.

Contractual Obligations

	Payments Due By Period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(Dollar amounts in thousands)
Convertible notes (1)	$135,000	$—	$—	$—	$135,000
Capital lease obligations	446	229	217	—	—
Operating lease obligations	12,330	8,502	3,264	260	304

Total	$147,776	$8,731	$3,481	$260	$135,304

(1)	Does not include $19,500 of 6.5% Notes issued in the first quarter of 2006 with maturity in more than five years.

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As of December 31, 2005, there were no borrowings under the 2004 Credit Facility and there were $54,928 in outstanding letters of credit. Letters of credit reduce availability on the facility by 75 percent of their amount outstanding; however, the total value of letters of credit outstanding may not exceed $70,000.

We have certain operating leases for equipment, office and camp facilities. Minimum lease commitments under operating leases as of December 31, 2005, totaled $12,330 and are payable as follows: 2006, $8,502; 2007, $2,630; 2008, $634; 2009, $174; 2010, $86 and later years, $304.

Additionally, we have various notes and leases payable, generally related to equipment financing and local revolving credit facilities. All notes and leases are at market interest rates, and are collateralized by certain vehicles, equipment and/or real estate.

We have unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $4,283 at December 31, 2005. There were no outstanding borrowings at December 31, 2005 or 2004.

During 2005, our allowance for doubtful accounts decreased from $7,598 to $6,672. This decrease in the allowance is due to an additional provision of $1,372 and net write-offs of uncollectible accounts of $2,298. We do not anticipate any significant collection problems with our customers beyond what has been already recognized in our allowance, including those in countries that may be experiencing economic and/or currency difficulties. Since our customers generally are major oil companies and government entities, and the terms for billing and collecting for work performed are generally established by contracts, we historically have had a very low incidence of collectability problems.

Off-Balance Sheet Arrangements and Commercial Commitments

From time to time, we enter into commercial commitments, usually in the form of commercial and standby letters of credit, insurance bonds and financial guarantees. Contracts with our customers may require us to provide letters of credit or insurance bonds with regard to our performance of contracted services. In such cases, the commitments can be called upon in the event of our failure to perform contracted services. Likewise, contracts may allow us to issue letters of credit or insurance bonds in lieu of contract retention provisions, in which the client withholds a percentage of the contract value until project completion or expiration of a warranty period.

In connection with our 10 percent interest in a joint venture in Venezuela, we issued a corporate guarantee equal to 10 percent of the joint venture’s outstanding borrowings with two banks. The guarantee reduces as borrowings are repaid. The commitment as of December 31, 2005 totaled $2,106, the maximum amount of future payments we could be required to make.

A summary of our off-balance sheet commercial commitments for both continuing and discontinued operations as of December 31, 2005 is as follows:

	Expiration Per Period
	Total Commitment	Less Than 2 Years	More Than 2 Years
	(Dollar amounts in thousands)
Letters of credit:
Nigeria projects - performance	$40,311	$40,311	$—
Chad-Cameroon Pipeline Project - performance	6,072	6,072	—
Other - performance and retention	8,545	8,545	—

Total letters of credit	54,928	54,928	—
Insurance bonds - primarily performance	66,510	62,830	3,680
Corporate guarantee	2,106	2,106	—

Total commercial commitments	$123,544	$119,864	$3,680

These commercial commitments totaling $123,544 represent the maximum amount of future payments we could be required to make. We had no liability recorded as of December 31, 2005, related to these commitments.

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NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets,” (“SFAS 153”) which amends APB Opinion No. 29, “Accounting for Non-monetary Transactions,” (“APB 29”). The guidance in APB 29 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The amendment made by SFAS 153 eliminates the exception for exchanges of similar productive assets and replaces it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. The provisions of the statement are effective for exchanges taking place in fiscal periods beginning after June 15, 2005. The Company adopted the standard as of January 1, 2006 and believes it will not have a material impact on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, which had allowed companies to choose between expensing stock options or showing pro forma disclosure only. SFAS 123(R) eliminates the alternative of applying the intrinsic value measurement provisions of APB Opinion No. 25 to stock compensation awards issued to employees. Rather, the new standard requires a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This standard is effective for annual reporting periods beginning after June 30, 2005 and will apply to all awards granted, modified, cancelled or repurchased after that date as well as the unvested portion of prior awards.

In March 2005, the Staff of the SEC issued Staff Accounting Bulletin No. 107, “Share-Based Payment,” (“SAB 107”) which addresses the interaction between SFAS 123(R) and certain SEC rules and regulations, as well as providing Staff views regarding the valuation of share-based payment arrangements. SAB 107 also provides guidance relating to the initial implementation of SFAS 123(R), to share-based payments transactions with non-employees, valuation methods and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123(R).

SFAS 123(R) requires the use of the Modified Prospective Application Method as of the required effective date. Under this method:

•	The provisions of SFAS 123(R) are applied to new awards and to awards modified, repurchased or cancelled after the effective date.

•	Compensation expense will be recognized for the portion of awards that are outstanding at the date of adoption, for which the requisite services have not been rendered (such as unvested options) based on the rendering of such remaining requisite services.

We adopted SFAS 123(R) on January 1, 2006 on a modified prospective basis, which will require recognition of compensation expense for all stock options or other equity-based awards that vest or become exercisable after the effective date. At December 31, 2005, unamortized compensation expense related to outstanding unvested options, restricted stock grants and other equity-based awards, determined in accordance with SFAS 123(R), that we expect to record during 2006 and 2007 is approximately $82 and $6, respectively, before provisions for income taxes and forfeitures. We are in the process of determining how the guidance regarding valuing share-based compensation as prescribed in SFAS 123(R) will be applied to valuing share-based awards granted after the effective date and the impact that the recognition of compensation expenses related to such awards will have on our consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” (“SFAS 151”) an amendment of Accounting Research Bulletin No. 43, Chapter 4. This statement clarifies the types of costs that should be expensed rather than capitalized as inventory. This statement also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005 and were adopted by the Company effective January 1, 2006. The adoption of SFAS 151 is not expected to have a significant impact on our consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (“SFAS 154”) to replace APB Opinion No. 20 and SFAS No. 3. This statement requires retroactive application of a change in accounting principle to prior years’ financial statements unless it is impracticable to determine the period-specific effects or the cumulative effect of a change. The provisions of SFAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to materially impact the Company.

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EFFECTS OF INFLATION AND CHANGING PRICES

Our operations are affected by increases in prices, whether caused by inflation, government mandates or other economic factors, in the countries in which we operate. We attempt to recover anticipated increases in the cost of labor, fuel and materials through price escalation provisions in certain of our major contracts or by considering the estimated effect of such increases when bidding or pricing new work.

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